Exhibit 99.1

EMPIRE RESORTS ANNOUNCES REVERSE SPLIT OF ITS COMMON STOCK

MONTICELLO, N.Y., December 13, 2011 — Empire Resorts, Inc., (NASDAQ-GM: NYNY) (“Empire” or the “Company”) today announced it filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) to implement a one-for-three reverse split (the “Reverse Split”) of its common stock, $.01 par value per share. The Amendment became effective on December 13, 2011 (the “Effective Time”). The Amendment did not change the par value of the common stock or the number of shares of common stock Empire is authorized to issue. Stockholders holding shares representing a majority of the Empire’s outstanding voting power approved the Amendment at the annual meeting of stockholders held on December 13, 2011.

At the Effective Time, immediately and without further action by Empire’s stockholders, every three (3) shares of Empire’s pre-split common stock will automatically be converted into one (1) share of post-split common stock.

The split-adjusted shares of Empire’s common stock will begin trading on the Nasdaq Global Market on Wednesday, December 14, 2011 under the symbol “NYNYD,” with a “D” added for 20 trading days to signify that the Reverse Split has occurred. The new CUSIP number assigned to Empire’s common stock because of the Reverse Split is 292052206.

Emanuel Pearlman, Chairman of the Board of Directors of Empire, stated the following: “We anticipate that with the approval of the Reverse Split, our common stock will continue to trade on the Nasdaq Global Market. We believe that this will permit the Company to have financing flexibility as we continue with our efforts to grow Empire.”

Continental Stock Transfer & Trust Company, Empire’s transfer agent, will act as exchange agent for the exchange. Stockholders will receive forms and notices to exchange their existing shares for new shares from the exchange agent or their broker.

About Empire Resorts, Inc.

Empire owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness horse racing track and casino located in Monticello, New York and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:

Empire Resorts, Inc.

Investor Relations

Charles A. Degliomini

Executive Vice President

(845) 807-0001

cdegliomini@empireresorts.com